Exhibit 10.54

As of February 5, 2020

To the Purchasers Named in the
Bonne Santé Group, Inc.

Secured Promissory Note Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Secured Promissory Note Purchase Agreement by and among Bonne Santé Group, Inc., a Delaware corporation (the “Company”) and the purchasers named in the Secured Promissory Note Purchase Agreement (the “Purchasers”) and the Secured Promissory Notes issued to the Purchasers in connection therewith (the “Notes”).

Pursuant to Section 2.4 of the Notes and those certain Future Equity Agreements, by and between the Company and each of the Purchasers, dated as of the same date as the respective Notes (the “Future Equity Agreement”), the Purchasers are each entitled to receive the number of shares of common stock of the Company equal to the original principal amount of their respective Notes divided by the price per share at which common stock is sold in an IPO (as such term is defined therein), delivered at closing of the IPO (the “Issuance Amount”).

Pursuant to Section 11 of the Notes, any term of the Notes may be amended or waived with the written consent of the Company and the holders of Notes representing a majority of the aggregate principal amount of all Notes then outstanding (the “Requisite Holders”).

Pursuant to Section 2 of the Notes, all outstanding principal and interest on the Notes was originally due on March 8, 2019 (the “Maturity Date”) and this Maturity Date was subsequently extended through such similar extension letters previously executed by and between the Company and the Purchasers.

In consideration for consent of the Requisite Holders to further amend the terms of the Notes and to further extend the Maturity Date to June 8, 2020, the Company agrees to increase the principal of the respective notes by 10%, which shall be due at maturity, as well as provide additional equity in the form of common stock at the IPO, equivalent to 15% of the principal of the respective notes (collectively, the “2020 Extension”).

In addition, the Company agrees to continue to provide the additional enhanced equity consideration at the same rate per month as the previous extension letters. Specifically, the Company hereby agrees to amend Section 2.4 of the Notes and Section 1 of the Future Equity Agreements such that in addition to the Issuance Amount that each Purchaser would be entitled to receive in an IPO, such Purchaser would also be entitled to receive an additional amount of common stock of the Company equivalent to double the Issuance Amount that was provided over the first year, divided by 12 to arrive at a monthly equivalent, to be provided on a pro-rata basis each month until June 8, 2020, or until earlier if pre-paid (the “Extension Equity”).

For way of an example, if an investor had $120,000 in principal at the date of this letter, they would receive 10%, or $12,000 in increased principal due at maturity, in addition to equity in the form of common stock at the IPO, equivalent to 15% of the principal of the respective notes, thus $18,000 worth of additional stock for this latest 2020 Extension. In addition, the investor will continue to accrue the double equity from previous extension and the original issuance equity. Thus, they would receive $120,000 in common stock at the time of the IPO based upon the original Issuance Amount per the Future Equity Agreement over the first year, in addition to a further $20,000 in common stock at the time of the IPO representing the Extension Equity, for every month the Note is extended until paid. If the Note is paid on the 15th month after extension, that would be the equivalent of $300,000 of additional common stock for the Extension Equity, or an aggregate total of $570,000, across principal, increased principal, common stock across the Issuance Amount, Extension Equity and 2020 Extension. (NOTE: See below for these same figures in a simple table format)

EXAMPLE for $120,000 Investor
Source of Funds / Stock	Value of Principal / Stock (Based on IPO Price)
Principal Investment (paid in cash at maturity)	$ 120,000 (plus 12% interest)
10% Increase in Principal for the 2020 Extension (for latest extension to June 8, 2020)	$ 12,000 (increase in principal due at maturity)
15% Common Stock for the 2020 Extension (for latest extension to June 8, 2020)	$ 18,000 (in additional stock)
Common Stock from Original Issuance (for the first year of outstanding principal per NPA)	$ 120,000 (in stock)
Common Stock from Previous Extension Equity (at double rate, assuming 15 months since original maturity)	$ 300,000 (in additional stock)

Grand Total	$ 570,000

*	This table does not include the 12% interest calculations, in order to keep the example simple, which is an additional consideration.

By signing below, the Requisite Holders hereby consent and agree to amend the terms of the Notes and the Future Equity Agreements as set forth herein.

Very truly yours,

Bonne Santé Group, Inc.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

AGREED, CONSENT TO AND ACKNOWLEDGED:

Ionic Ventures, LLC
Name of Purchaser

By:	/s/ Keith Coulston
Authorized Signature

Keith Coulston
Name of Signatory (if an entity)

Partner
Official Title or Capacity (if an entity)

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